Exhibit 6.12

SERVICING AGREEMENT

between

HARVEST RESIDENTIAL LOAN ACQUISITION, LLC,

a Delaware limited liability company

(“Owner”)

and

Groundfloor Finance, Inc.

a Georgia Corporation

(“Servicer”)

Dated as of December 11, 2017

EXHIBITS

EXHIBIT “A” CRITICAL TO BOARD

EXHIBIT “B” MONTHLY REMITTANCE REPORT

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SERVICING AGREEMENT

THIS SERVICING AGREEMENT (as amended from time to time, this “Agreement”), dated as of [Dec. 11th], 20[17] between HARVEST RESIDENTIAL LOAN ACQUISITION, LLC, a Delaware limited liability company, together with any direct or indirect subsidiaries that may originate or acquire Loans (hereinafter defined) to be serviced hereunder (including any successor or assignee thereof, collectively, the “Owner”) and [Groundfloor Finance, Inc], a [Georgia Corporation] (including any successor or assignee, the “Servicer”).

WITNESSETH

WHEREAS, the Owner has purchased from various sellers or originated, and will from time to time purchase from various sellers or originate in the future, certain loans secured by real estate situated in the United States;

WHEREAS, the Owner desires to contract with the Servicer for the servicing responsibilities associated with such loans and the Servicer desires to assume the servicing responsibilities with respect to all of such loans on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which are hereby acknowledged, the Owner and the Servicer, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below unless the context otherwise requires:

“Accepted Servicing Practices”: The procedures that the Servicer follows in the servicing and administration of, and in the same manner in which, and with the same care, skill, prudence and diligence with which the Servicer services and administers, loans similar to the Loans, and giving due consideration to customary and usual standards of practice of prudent institutional commercial loan servicers and asset managers and with a view to the maximization of timely recovery of principal and interest on the Loans but without regard to: (a) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with any Borrower or any Affiliate of any Borrower; (b) the Servicer’s or any Subservicer’s obligations, if any, to make servicing advances with respect to the Loans; or (c) the Servicer’s or any Subservicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by management contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Balloon Payment”: With respect to any Loan that by its original terms provides for an amortization schedule extending beyond its Maturity Date or is interest-only for some portion or the entire portion of its related term, as of any date of determination, the Monthly Payment payable on the Maturity Date of such Loan.

“Borrower”: The obligor or obligors on a Loan.

“Borrower Request”: As defined in Section 3.10(a) hereof.

“Business Day”: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of Texas are authorized or obligated by law, regulation or executive order to be closed.

“Commission”: The United States Securities and Exchange Commission or any successor agency.

“Condemnation Proceeds”: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, in any case to the extent not applied to the restoration or repair of such Mortgaged Property or required to be released to a Borrower in accordance with the terms of the related Loan Documents, Accepted Servicing Practices or applicable Law.

“Corrected Loan”: Any Loan that had been a Defaulted Loan but has ceased to be a Defaulted Loan, as described in the definition of Defaulted Loan.

“Critical To Board Package”: With respect to each Loan, copies of the related documents and information on Exhibit A, as required by the Servicer.

“Custodian”: [_____________] having an office at [________________] or any successor or assignee appointed by the Owner.

“Defaulted Loan”: Subject to the proviso of this definition, any Loan as to which any of the following events have occurred:

(a)          the related Borrower fails to make a Monthly Payment, other than a Balloon Payment, for a period of fifteen (15) days after its Due Date;

(b)          in the reasonable business judgment of the Owner, there is an imminent risk of (i) an event of default with respect to such Loan consisting of a failure to make a Monthly Payment or (ii) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value thereof as security for the repayment of the applicable Loan, which event of default or other default with respect to such Loan, in either case, is likely to remain unremedied for a period of thirty (30) days or more;

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(c)          the Servicer has received notice or has actual knowledge that the Borrower has become the subject of any bankruptcy, insolvency or similar proceeding (in the case of involuntary actions that shall have remained in full force undischarged or unstayed for a period of sixty (60) days), admitted in writing its inability to pay its debts as they come due or made an assignment for the benefit of creditors;

(d)          the Servicer has received notice of a foreclosure or threatened foreclosure of any lien upon the related Mortgaged Property;

(e)          except with respect to matters already addressed in clause (a) of this definition, and subject to the approval of the Owner, the Servicer has received notice or has actual knowledge that the related Borrower is in default beyond any applicable notice and/or grace periods in the performance or observance of any of its obligations under the related Loan Documents the failure of which to cure, in the reasonable business judgment of the Servicer, materially and adversely affects the interests of the Owner; or

(f)          the related Borrower has failed to make the Balloon Payment as and when due unless the Maturity Date thereof has been extended by, or with the consent of, the Owner for a five (5) day period in which case the related Loan shall become a Defaulted Loan only if unpaid after the end of such extension period;

provided, however, that a Loan will cease to be a Defaulted Loan and will be a Corrected Loan:

(A)         with respect to the circumstances described in clause (a) above, when the Borrower has paid in full all payments due under the Loan and has made two (2) consecutive full and timely Monthly Payments under the terms of the Loan or, if a workout is entered into with respect to the Loan, the Borrower has made two (2) consecutive full and timely Monthly Payments under the terms of the Loan as modified in connection with such workout, and in either instance no monetary default or material non-monetary event of default has occurred within such period;

(B)         with respect to the circumstances described in clauses (b), (c) and (d) above, when such circumstances cease to exist in the good faith judgment of the Servicer, or in the case of clause (b) above the related event of default does not occur within sixty (60) days from the date of such determination;

(C)         with respect to the circumstances described in clause (e) above, when the Borrower has cured such default; or

(D)         with respect to the circumstances described in clause (f) above, when the Borrower has paid in full all payments due under the Loan or, if a workout is entered into with respect to the Loan, the Borrower has made three (3) consecutive full and timely Monthly Payments under the terms of the Loan as modified in connection with such workout, and in either instance no monetary default or material non-monetary event of default has occurred within such period; so long as at that time no other circumstance identified in clauses (a) through (f) above exists that would cause the Loan to continue to be characterized as a Defaulted Loan.

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“Determination Date”: With respect to any Remittance Date, the 8th day (or, if such day is not a Business Day, the Business Day immediately succeeding such 8th day) of the month in which such Remittance Date occurs.

“Due Date”: With respect to any Loan on or prior to its Maturity Date, the day of the month set forth in the Note or Loan Agreement on which each Monthly Payment thereon is scheduled to be due.

“Eligible Account”: A segregated custodial account which may bear interest and which may be a trust account, maintained by the Servicer with: (i) an account maintained with [___________], (ii) a federal or state chartered depository institution or trust company, (a) with respect to deposits held for less than thirty (30) days in such account, the short-term deposits or other short-term unsecured debt obligations which are rated at least “A-l” by Standard and Poor’s Ratings Services, “P-l” by Moody’s Investors Service, Inc. and “F-l” by Fitch Inc. at the time of any deposit therein, or (b) otherwise acceptable to the Owner as confirmed in writing; or (iii) a federal or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to 12 C.F.R. § 9.10(b) or trust company acting in its fiduciary capacity.

“Escrow Account”: As defined in Section 3.08(a) hereof.

“Escrow Payments”: With respect to any Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, repair or maintenance reserves, and any other payments required to be escrowed by the Borrower with the mortgagee pursuant to the related Loan Documents.

“Events of Default”: As defined in Section 6.01 hereof.

“Initial Transfer Date”: Is expected to be on or about [__________], 20[__].

“Insurance Proceeds”: With respect to each Loan or Mortgaged Property, proceeds of any primary hazard insurance policy required to be maintained pursuant to Section 3.09 hereof, title insurance policy or any other insurance policy covering such Loan or the related Mortgaged Property, other than any proceeds to be applied to the restoration or repair of the related Mortgaged Property or required to be released to the related Borrower in accordance with applicable Law, the terms of the related Loan Documents, Accepted Servicing Practices or applicable Law.

“Law”: Any judgment, order, decree, writ, injunction, award, statute, rule, regulation or requirement of any federal, state, local or other agency, commission, instrumentality, tribunal, governmental authority, arbitrator or court having or asserting jurisdiction over any particular Person, property or matter applicable to such particular Person, property or matter.

“Liquidation Proceeds”: Cash received in connection with the final liquidation of a Defaulted Loan, whether through the sale or assignment of such Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property or Pledged Property if acquired in satisfaction of the Loan.

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“Loan”: A mortgage loan, including fixed rate or adjustable rate, secured by a property, and evidenced by one or more Notes.

“Loan Agreement”: With respect to each Loan, the loan agreement (if any) or its equivalent entered into by and among the Owner and the related Borrower, as the same may be modified from time to time.

“Loan Documents”: The Note and, as applicable, the Mortgage, Loan Agreement, Pledge Agreement and any other document executed and delivered in connection with the origination or modification of a Loan.

“Loan File”: With respect to each Loan, the original Loan Documents which are required to be held by the Custodian, with the exception of any letter of credit, which shall be a copy of such letter of credit.

“Maturity Date”: With respect to any Loan as of any Determination Date, the date on which the final payment of principal is due and payable under the related Note or Loan Agreement, after taking into account all Principal Prepayments received and modifications in principal balance, reductions in payable debt service and/or similar reductions, in each case, prior to such Determination Date.

“Monthly Payment”: With respect to any Loan and any Due Date, the scheduled monthly payment of principal and/or interest due on such Loan on such Due Date, including any Balloon Payment or Required Principal Payment, which is payable by a Borrower from time to time under the related Note or Loan Agreement and applicable Law.

“Monthly Remittance Report”: With respect to each Loan, a monthly report prepared by the Servicer and substantially in the form attached hereto as Exhibit B.

“Mortgage”: As to each Loan, the mortgage, deed of trust, deed to secure debt, or other security agreement and instrument creating a lien on an estate in fee simple interest or leasehold interest in real property securing the related Note, together with all riders thereto and amendments thereto.

“Mortgaged Property”: The underlying property that secures a Loan (including, without limitation, any Pledged Property pledged in connection with such Loan), consisting of a parcel or parcels of land improved by a building or facility (which may be residential or commercial), together with any improvements, personal property, fixtures, leases and other property or rights pertaining thereto and the Pledged Property.

“Non-Exempt Person”: Any Person other than a Person who either (a) is a U.S. Person or (b) has provided to the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Internal Revenue Code of 1986, as amended from time to time and any successor statute, or (iii) any applicable rules or regulations in effect under clauses (i) or (ii) above, permit the Servicer to make such payments free of any obligation or liability for withholding.

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“Note”: The note or notes or other evidence of indebtedness of a Borrower under a Loan, together with all riders thereto and amendments thereof.

“Owner Account”: The account of the Owner, designated from time to time by Owner in writing; provided that the Owner may change the designated “Owner Account” by delivering written notice of such change to Servicer at least two (2) Business Days prior to the next Remittance Date in order for such change to be effective on such Remittance Date.

“Penalty Charges”: With respect to any Loan, any amounts actually collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or default interest.

“Permitted Investments”: Any one or more of the obligations and securities listed below that provides, in the case of the investment of funds in the Servicer Account, for a date of maturity not later than the first Business Day prior to the Remittance Date next following the date of investment or, in the case of the investment of funds in the Escrow Account, for a date of maturity not later than the first Business Day prior to the date on which payments are required to be made out of the Escrow Account; provided, however, that if such investment is an obligation of the institution that maintains the Servicer Account or the Escrow Account, as the case may be, then such Permitted Investment shall mature, in the case of the investment of funds in the Servicer Account, not later than the Remittance Date next following the date of such investment or, in the case of the investment of funds in the Escrow Account, the date on which payments are required to be made out of the Escrow Account:

(a)          direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(b)          (federal funds, demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) are rated “P-l” by Moody’s Investors Service, Inc. and the long-term debt obligations of such depository institution, trust company or holding company, as applicable, are rated by at least two of the Rating Agencies in one of the three highest long-term rating categories;

(c)          units of a taxable fund that have been rated by at least two of the Rating Agencies in one of its two highest rating categories; or

(d)          any other obligation or security acceptable to the Owner;

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provided, however, that no such instrument shall be a Permitted Investment if such instrument evidences either (A) a right to receive only interest payments with respect to the obligations underlying such instrument, or (B) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof

“Pledge Agreement”: As to each Loan as applicable, the pledge agreement or other collateral document pursuant to which the related Borrower pledges certain Pledged Property as security for such Loan.

“Pledged Property”: As to each Loan as applicable, the direct or indirect equity interest in the property securing the related Note as described in more detail in the Pledge Agreement covering such Pledged Property.

“Prepayment Premium”: Any premium, penalty or fee, including any yield maintenance charge, exit fee or interest maintenance reserve or charge, paid or payable, as set forth in the related Note or Loan Agreement, by a Borrower in connection with a Principal Prepayment.

“Prime Rate”: The “prime rate” as published by The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select a comparable interest rate index.

“Principal Prepayment”: Any payment or other recovery of principal on a Loan that is received in advance of its scheduled Due Date, including any Prepayment Premium thereon.

“Remittance Date”: For each calendar month during the term of this Agreement, the date which is two (2) Business Days after the related Determination Date.

“REO Mortgage Loan”: Any Loan at such time as the related Mortgaged Property has been acquired by the Owner through foreclosure, by deed in lieu of foreclosure or otherwise.

“Servicer Account”: The separate account or accounts, each of which shall be an Eligible Account, created and maintained pursuant to Section 3.05(a) hereof, which shall be in the Owner’s name pursuant to this Agreement. The Servicer Account shall initially be located at [________].

“Servicing Fee”: As defined in Section 3.03(a) hereof.

“Servicing Fee Rate”: With respect to each Loan (other than a Defaulted Loan), the servicing fee rate shall be [___________] bps ([__]%) per annum.

“Servicing File”: With respect to each Loan, the file delivered, or caused to be delivered, by the Owner to the Servicer pursuant to the Transfer Guidelines and Section 2.01(c), and shall include any other documents received or produced by the Servicer from time to time on behalf of the Owner and reasonably necessary to enable the Servicer to service such Loan.

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“Servicing Officer”: Any officer or other authorized agent of the Servicer principally involved in, or primarily responsible for, the administration and servicing of the Loans under this Agreement, as designated by inclusion on a list of such officers furnished to the Owner by the Servicer, as such list may from time to time be amended.

“Subservicer”: Any Person that is subservicing any of the Loans pursuant to a Subservicing Agreement.

“Subservicing Agreement”: A written agreement between the Servicer and a Subservicer for the servicing and administration of Loans, as permitted pursuant to the provisions of Section 3.02(b) hereof.

“Transfer Date”: With respect to a Loan, the date on which servicing responsibilities are assigned by the Owner and assumed by the Servicer pursuant to this Agreement. The Transfer Date shall be the date on which the Servicer will begin to perform the servicing of the related Loans, which will be the date the related Critical to Board Package is delivered to the Servicer in accordance with the terms set forth herein.

“Transfer Guidelines”: With respect to each Loan, the guidelines and process for transferring the servicing responsibility for new Loans to the Servicer.

“U.S. Person”: Any Person who is a resident of or organized under the laws of the United States, any state or territory thereof or the District of Columbia.

Section 1.02        General Interpretive Principles.

The Article and Section titles and headings in this Agreement are for convenience of reference only and will be disregarded in and have no effect on any interpretation of the provisions of this Agreement. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plurals of such nouns or pronouns and pronouns of one gender shall be deemed to include the equivalent pronouns of the other gender. Whenever used, the words “including” or “included” shall be deemed followed by the phrase “without limitation”. All “Exhibit” references herein are references to Exhibits of this Agreement unless otherwise indicated.

ARTICLE 2

CONVEYANCE OF LOANS

Section 2.01        Contract for Servicing: Commencement of Servicing Responsibilities.

(a)          The Owner, by execution and delivery of this Agreement (and delivery of each related Critical To Board Package), does hereby contract with the Servicer for the performance of, and subject to the terms of this Agreement, the Servicer agrees to the servicing of the Loans pursuant to this Agreement, such servicing duties to commence, with respect to any particular Loan, on the related Transfer Date. The Owner hereby covenants to fully cooperate with the Servicer in carrying out the Servicer’s servicing responsibilities under this Agreement.

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(b)          The Owner’s delivery to the Servicer, in accordance with the requirements in the Transfer Guidelines of the related Critical To Board Package identifying the related Loan, shall serve as notice to the Servicer of each Loan that the Servicer shall service in accordance with this Agreement as of the related Transfer Date. On each Remittance Date, the delivery by the Servicer to the Owner of the Monthly Remittance Report shall be deemed to be an acknowledgment by the Servicer that, as of the related Determination Date, the Loans listed on such statement are the Loans being serviced by the Servicer pursuant to this Agreement, and the Owner’s failure to object to the accuracy of such listing by written notice to the Servicer within five (5) Business Days of delivery of such statement shall be deemed to be an agreement by the Owner that, as of the related Determination Date, the Loans listed on such statement are the Loans being serviced by the Servicer pursuant to this Agreement.

(c)          The Owner shall, within three (3) Business Days of each Transfer Date, deliver or cause to be delivered to the Servicer, the Servicing File and all funds held by any previous servicer or the Owner relating to such Loan. The Servicer shall promptly deposit all amounts received on or after the related Transfer Date for such Loan(s) in accordance with the terms of this Agreement. The Owner shall promptly notify the Servicer in writing of any payments from a Borrower received by the Owner and shall, within two (2) Business Days of receipt thereof, remit such payments to the Servicer.

(d)          The Owner shall, within three (3) Business Days of each Transfer Date, notify each Borrower that the Servicer has been engaged to service such Loan and direct such Borrower to make payments and to send all notices with respect to such Loan directly to the Servicer; provided, however, that if the Loan Documents for any Loan requires the applicable Borrower to deposit, or to cause tenants, property managers or other parties to deposit, rents, income and receipts from the applicable Mortgaged Property into a lockbox or collection account at another bank, then Owner shall notify such Borrower to continue to deposit (or cause to be deposited) such rent, income and receipts into such lockbox or collection account. The Servicer shall, within ten (10) Business Days after the Servicer’s receipt of the Critical To Board Package for each Loan, send written notice to the related Borrower that the Servicer has been engaged to service such Loan(s).

(e)          With respect to any tax payment coming due on a Loan within sixty (60) days after the related Transfer Date, the Owner shall collect from the Borrower the amount of such tax payment and shall make such tax payment prior to the Transfer Date. In the instance that the Owner is unable to make such tax payment prior to the Transfer Date, the Owner shall notify the Servicer in writing of such tax payment, including the tax parcel number, the state where the payment is due, information on the tax authority, the tax payment due date and the amount of tax payment due.

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Section 2.02        Possession of Servicing Files.

(a)          The ownership of the related Loan Documents, and the contents of the related Servicing File shall be vested in the Owner and the ownership of all records and documents (including records stored electronically) with respect to the related Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Owner and shall be retained and maintained by the Servicer, in trust, at the will of the Owner in such custodial capacity only in a manner satisfactory to the Owner. For the avoidance of doubt, the Servicer shall only retain copies of the Loan Documents, with the exception of any letter of credit, which the Servicer shall hold the original document; the originals in the Loan File shall be safeguarded by the Custodian. Such Loan Documents or contents in the Servicing File may not be destroyed or otherwise deposed of except as provided for herein and as allowed by the applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards of any governmental authority to which it may be subject and as permitted by the Owner.

(b)          Notwithstanding any provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any failure of the Servicer to perform its obligations hereunder to the extent that such failure was caused by the failure of the Owner to provide to the Servicer a complete and accurate Servicing File for each Loan.

Section 2.03        Custodian Possession of Loan File and Cooperation.

The Owner shall certify, as of the related Transfer Date, that the Custodian is in possession of all the documents in the related Loan File. The Owner has authorized the Custodian, from time to time and as appropriate for the servicing, foreclosure or payoff of any Loan, to release to the Servicer the related Loan File or documents from such Loan File. The Servicer hereby agrees to return to the Custodian each and every document previously requested from the Loan File when the Servicer’s need in connection with such servicing duty no longer exists.

ARTICLE 3

ADMINISTRATION AND SERVICING OF LOANS

Section 3.01        The Servicer.

The Servicer, as an independent contractor, shall service and administer the Loans, from and after the related Transfer Date, on behalf of and in the best interests of and for the benefit of the Owner in the following order of priority in accordance with: first, applicable Law; second, the terms of the related Loan Documents; third, the terms of this Agreement; and fourth, Accepted Servicing Practices. For the avoidance of doubt, the Servicer shall only be responsible for the servicing activities to the extent and as set forth in this Agreement, any other duties or obligations in the Loan Documents but not delegated to the Servicer herein shall be the responsibility of the Owner.

Section 3.02        Subservicing and Subservicing Agreements.

(a)        Subject to the Loan Documents, the terms of this Agreement and Accepted Servicing Practices, the Servicer shall have full power and authority, acting alone and/or through one or more Affiliates, vendors or other third parties for the performance of incidental services of the Servicer hereunder, such as performing inspections or monitoring insurance and/or taxes; provided that the Servicer shall remain obligated and liable to the Owner for the servicing and administering of the Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such contract. The Servicer shall be obligated to pay all fees and expenses of any Affiliates, vendors or other third parties out of its Servicing Fee.

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(b)          With the prior written consent of Owner, the Servicer may enter into Subservicing Agreements with Subservicers, to do or cause to be done any and all things in connection with such servicing and administration that it may deem, in its reasonable judgment, necessary or desirable; provided that the Servicer shall remain obligated and liable to the Owner for the servicing and administering of the Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Subservicing Agreement or contract. For purposes of this Agreement, the Servicer shall be deemed to have received any payment in respect of a Loan when the applicable or related Subservicer or third party receives such payment. The Servicer shall be obligated to pay all fees and expenses of any Subservicer or third party out of its Servicing Fee.

Section 3.03        Servicing Compensation.

(a)          As compensation for its services hereunder, the Servicer shall be entitled to receive, with respect to each Loan (with the exception of a Defaulted Loan), a fee (the “Servicing Fee”) payable monthly on a Loan-by-Loan basis to be withdrawn from the Servicer Account as provided in Section 3.06(a)(ii) hereof, which fee shall accrue (based on the aggregate loan amount drawn by the applicable Borrower in connection with the applicable Loan) at the lesser of (i) the Servicing Fee Rate and (ii) $[              ] per Loan per month, and shall be computed on the basis of the same principal amount and accrual period respecting which any related interest payment on a Loan is computed. The Servicing Fee is payable out of any related recoveries, including Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 3.06 hereof.

(b)          As additional servicing compensation under this Agreement, the Servicer shall be entitled to retain (i) the investment earnings on amounts in the Servicer Account and Escrow Account (to the extent not required to be paid to the Borrower), (ii) a percentage of the fees associated with a Borrower Request (with respect to a Loan that the Owner requests the Servicer to process pursuant to Section 3.10(a)), such percentage to be agreed upon herein or otherwise in writing between Owner and Servicer, (iii) insufficient funds fees, due from the Borrower, but to the extent the related Borrower does not pay such amount, the Owner and (iv) any other fees provided for in this Agreement.

(c)          The Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder, if and to the extent the Servicer is not expressly entitled to reimbursement hereunder.

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Section 3.04        Collection of Loan Payments; No Advancing.

(a)          The Servicer shall make all reasonable efforts to collect all payments called for under the terms and provisions of the Loan Documents, and shall follow such collection procedures as are in accordance with Accepted Servicing Practices, including providing reasonable advance notice to Borrowers of Balloon Payments due.

(b)          In the event that a payment default with respect to a Loan has occurred, the Servicer shall notify the Owner in writing and upon request, shall advise the Owner as to such collection efforts.

(c)          Notwithstanding anything herein to the contrary, the Servicer has no obligation to make any servicing advances and/or other protective advances under this Agreement.

Section 3.05        Servicer Account.

(a)          On or before the Initial Transfer Date, the Servicer shall establish, and hereby agrees to maintain for the duration of this Agreement, the Servicer Account. The Servicer Account shall relate solely to the Loans and shall not be commingled with any other moneys or accounts of Servicer. The Servicer shall give the Owner written notice of any change of the location or account number of the Servicer Account promptly after the date of such change.

(b)          Funds in the Servicer Account may be invested by, at the risk of, and for the benefit of, the Servicer in Permitted Investments. All such Permitted Investments shall be registered in the name of the Servicer or its nominee. All income therefrom shall be the property of the Servicer as additional servicing compensation and may be withdrawn therefrom from time to time. Any losses realized in connection with any such investment shall be for the account of the Servicer, and the Servicer shall deposit the amount of such loss in the Servicer Account immediately upon the realization of such loss; provided that the Servicer shall not be required to deposit any loss on an investment of funds in the Servicer Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Servicer Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made.

(c)          The Servicer shall deposit into the Servicer Account daily, within one (1) Business Day of receipt of properly identified funds, the following collections received by the Servicer after the related Transfer Date:

(i)          all payments on account of principal, including Principal Prepayments, on the Loans;

(ii)         all payments on account of interest on the Loans;

(iii)        all Liquidation Proceeds with respect to the Mortgaged Properties or a Defaulted Loan, net of any unpaid Servicing Fees with respect thereto;

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(iv)        all Condemnation Proceeds with respect to the Mortgaged Properties;

(v)         all Insurance Proceeds with respect to the Mortgaged Properties or the Loans;

(vi)        out of the Servicer’s own funds, net losses on Permitted Investments as required pursuant to Section 3.05(b);

(vii)       any other amounts collected or received in respect of a Loan or a Mortgaged Property;

(viii)      any amounts representing Prepayment Premiums and/or extension fees paid by Borrowers; and

(ix)        any amounts representing assumption fees, modification fees and related processing fees.

Section 3.06         Permitted Withdrawals from the Servicer Accounts; Reimbursement of Expenses.

(a)          The Servicer may make withdrawals from the Servicer Account of amounts on deposit therein for (without duplication) the following purposes:

(i)          To recoup any amount deposited in the Servicer Account and not required to be deposited therein;

(ii)         From amounts on deposit in the Servicer Account representing payments by a Borrower of interest or other recoveries with respect to a Loan, to pay to itself on each Remittance Date the Servicing Fee;

(iii)        To reimburse itself for any previously unreimbursed costs and expenses to which it is entitled to reimbursement under this Agreement, including interest at the Prime Rate, from general amounts on deposit in the Servicer Account and to the extent not reimbursed from amounts on deposit in the Escrow Account pursuant to Section 3.08(c)(v) hereof;

(iv)        On each Remittance Date to make remittances to the Owner Account, pursuant to Section 3.07 hereof;

(v)         To pay to itself any investment and interest income earned on the funds deposited in the Servicer Account (net of any and all losses on the investment of such funds); and

(vi)        To clear and terminate the Servicer Account upon termination of this Agreement.

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(b)          The Servicer shall keep and maintain separate accounting records, on a Loan-by-Loan basis, for the purpose of justifying any withdrawal from the Servicer Account and determining any shortfall or overpayment of any amounts due from or on behalf of any Borrower or Mortgaged Property.

(c)          With respect to any fees or expense due to the Servicer in this Agreement, within five (5) Business Days of the Servicer’s written request, the Owner shall reimburse the Servicer the amount of any outstanding fees, cost, expense or advance, including interest at the Prime Rate, not reimbursed to the Servicer pursuant to Section 3.06(a)(ii), Section 3.06(a)(iii) or Section 3.08(c)(v).

Section 3.07         Remittances to the Owner.

On each Remittance Date, the Servicer shall withdraw from the Servicer Account and remit to the Owner Account (or such other account designated by the Owner), by wire transfer of immediately available funds, all amounts on deposit in the Servicer Account as of the close of business on the Determination Date prior to such Remittance Date (or with respect to a late payment on a Loan, one (1) Business Day after Servicer’s receipt of such payment), minus any permitted charges against or withdrawals from the Servicer Account pursuant to Section 3.06 hereof.

Section 3.08         Escrow Accounts, Etc.

(a)          In addition to the Servicer Account, the Servicer shall establish and maintain a custodial account or accounts for the maintenance of Escrow Payments, which shall be an Eligible Account (the “Escrow Account”). The Escrow Account shall be titled in the Owner’s name. The Servicer shall deposit into the Escrow Account any Escrow Payments that it receives within two (2) Business Days of receipt of properly identified funds.

(b)          Subject to the terms of the applicable Loan Documents and to applicable Law, any funds in the Escrow Account may be invested by, at the risk of, and for the benefit of, the Servicer in Permitted Investments. If, however, pursuant to the terms of the related Loan Documents or pursuant to applicable Law, any funds in the Escrow Account are required to be invested for the benefit of the related Borrower, the Servicer shall so invest such funds. Servicer shall not be responsible for any losses incurred on funds invested pursuant to the Loan Documents for the benefit of the related Borrower. To the extent that interest earned on funds in the Escrow Account is insufficient to pay interest on such funds to the related Borrower to the extent required by applicable Law, the Servicer shall pay such interest from funds in the Servicer Account or if insufficient, shall notify the Owner of the amount of such insufficiency and the Owner shall pay such amount from its own funds.

(c)          Withdrawals from the Escrow Account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the applicable Loan Documents) only:

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(i)          to recoup any amount deposited in the Escrow Account and not required to be deposited therein;

(ii)         from amounts on deposit in the Escrow Account representing a payment reserve for a Loan, to effect (by means of deposit to the Servicer Account pursuant to Section 3.05(c) hereof) the timely payment of principal or interest on such Loan;

(iii)        to effect the timely payment of taxes, assessments, insurance and other basic carrying costs in connection with the related Loan;

(iv)        from amounts on deposit in the Escrow Account representing tenant improvements, leasing, repair, construction, rehabilitation, or maintenance, or other reserves to pay or refund any Borrower sums, pursuant to the Loan Documents;

(v)         to reimburse the Servicer out of related collections for any unreimbursed costs and expenses incurred in accordance herewith, including interest at the Prime Rate, made by the Servicer pursuant to this Agreement;

(vi)        if required by Law or the related Loan Documents, to refund the Borrower any sums determined to be overages;

(vii)       if any funds in the Escrow Account are invested pursuant to subsection (b) above, to pay interest earned on such account, if any, to the Servicer or to the related Borrower, as applicable; or

(viii)      to clear and terminate the Escrow Account on payment in full of the related Loan or upon termination of this Agreement.

(d)          The Servicer shall maintain accurate records, on a Loan-by-Loan basis, with respect to each Mortgaged Property reflecting the status of taxes, assessments, insurance premiums, basic carrying costs and other similar items that are or may become a lien thereon and the status of insurance premiums and ground rent, if applicable, payable in respect thereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect timely payment thereof prior to the applicable penalty or termination date, employing for such purpose amounts in the Escrow Account as allowed under the terms of the related Loan Documents or, if not paid from amounts on deposit in the Escrow Account, the Servicer shall notify the Owner of the amount of such insufficiency and the Owner shall pay such amount from its own funds. In accordance with Accepted Servicing Practices, to the extent the Borrower is obligated to pay any insufficiency, the Servicer shall pursue such reimbursement from the Borrower.

Section 3.09         Insurance, Hazard, Errors and Omissions and Fidelity Coverage.

(a)          The Servicer shall use reasonable efforts consistent with Accepted Servicing Practices, and taking into account the insurance in place at closing, to cause the related Borrower under a Loan to maintain all insurance required by the terms of the Loan Documents in the amounts set forth therein; provided that if the Loan Documents permit the holder thereof to dictate to the Borrower the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such requirements as it shall determine in accordance with Accepted Servicing Practices.

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(b)          In the event that the Borrower does not maintain insurance for each Mortgaged Property, the Servicer shall promptly notify the Owner. Only upon Owner’s written consent and direction, the Servicer shall use reasonable efforts consistent with Accepted Servicing Practices to obtain and maintain (i.e. force place) an insurance policy or policies that meet the requirements of the Loan Documents for the Mortgaged Properties. Notwithstanding the foregoing, to the extent that the Servicer determines that a Mortgaged Property securing a Loan is not insured against terrorist acts and the related Loan Documents do not expressly provide that such insurance is not required, the Servicer shall notify the Owner and shall not be required to take any further action with respect to such matter. Such policy may contain a deductible clause, in which case, the Borrower shall pay from its own funds the cost of the deductible to the Servicer or as otherwise directed by the Servicer; provided however, any cost incurred by the Servicer in maintaining any insurance policy or policies that is not paid by the Borrower, pursuant to this subsection (b), shall be paid from funds in the Servicer Account or if insufficient, the Servicer shall notify the Owner of the amount of such insufficiency and the Owner shall pay such amount from its own funds.

(c)          In connection with its activities as servicer of the Loans, the Servicer shall provide all reasonably requested assistance, on behalf of itself and the Owner, with respect to the claims process, in accordance with the terms of the Servicer’s insurance policy or policies, Accepted Servicing Practices and the Loan Documents.

(d)          The Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, an errors and omissions insurance policy covering the Servicer’s officers and employees and other Persons acting on behalf of the Servicer in connection with its activities under this Agreement. The amount of coverage shall be determined in accordance with Accepted Servicing Practices but shall in no event be less than $1,000,000.00 per occurrence and $5,000,000.00 in the aggregate.

Section 3.10         Assumptions: Modifications; Consents; Approvals.

(a)         With respect to any Loan where the Borrower contacts the Servicer requesting one of the following reviews or approvals (a “Borrower Request”):

(i)          conveyance of all or any portion of its interests in a Mortgaged Property or Pledged Property;

(ii)         placing a subordinate lien on a Mortgaged Property or Pledged Property;

(iii)        loan advancing, including, but not limited to, any disbursements or draws in connection with certain work at the Mortgaged Property;

(iv)        release of collateral;

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(v)         modifications or amendments, including, but not limited to, extensions or exits;

(vi)        waivers (other than waivers of late payment charges or default interest), consents or approvals;

(vii)       annual budgets, new leases, lease modifications or extensions;

(viii)      any other terminations, cancellations or releases;

(ix)         reimbursement of any reserve amounts, provided if there is a provision under the Loan Documents that prior to remitting any such funds to the Borrower a financial analysis or threshold calculation test is required, the Owner shall perform such analysis or calculation and approve the release of such reserve funds;

(x)          draw on a letter of credit;

(xi)         loan payoff, provided, the Servicer shall (x) determine the amounts required for payoff of the related Loan, including any expenses or required interest calculations relating to any Principal Prepayments, (y) deliver the payoff information to the Owner and, (z) upon the Owner’s approval, complete the payoff process;

(xii)        review and approval of lease abstracts, lease renewals or routine leasing activity (including any subordination, non-disturbance and attornment agreements);

(xiii)       inspections at the Mortgaged Property; or

(xiv)       review and approval of any property management changes;

the Servicer shall promptly give notice to the Owner of any Borrower Request and shall not be required to take further action with respect to such Borrower Request except as provided in this Section 3.10(a). The Owner may analyze, approve and close such Borrower Request itself, or may request the Servicer to do so, with the Servicer’s acceptance of such request and for the additional servicing compensation as provided in Section 3.03(b). Provided the foregoing request and acceptance has occurred, the Servicer shall take such actions with respect to such Borrower Request as the Owner approves and as is consistent with applicable Law, the Loan Documents and with Accepted Servicing Practices. All actual and reasonable costs and expenses incurred by the Servicer in connection therewith, including the Servicer’s fee for performing such Borrower Request, reimbursement of actual and reasonable expenses, legal fees and other consultant fees (all to the extent not collected from the related Borrower), shall be paid at the closing of such transaction by the Owner.

(b)          With respect to any Borrower Request that the Owner closes, the Owner shall forward to the Servicer a copy and to the Custodian the originals evidencing any Borrower Request prepared or processed by the Owner within ten (10) Business Days after closing. With respect to any Borrower Request that the Servicer closes, the Servicer shall forward to the Custodian original documents evidencing any Borrower Request prepared or processed by the Servicer within ten (10) Business Days after closing.

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Section 3.11    Release of Loan Files.

Upon any payment in full of a Loan and the Owner’s approval, the Owner shall provide the Servicer with a power of attorney, so that the Servicer may execute, or cause to be executed, an instrument of satisfaction regarding the related Mortgage (if applicable) and any other related Loan Documents, which instrument of satisfaction may be sent for recording by the Servicer if directed by the Owner and required by applicable Law and shall be delivered to the Person entitled thereto, it being understood and agreed that all reasonable out-of-pocket expenses incurred by the Servicer in connection with such instruments of satisfaction shall be reimbursed from amounts at the time deposited in the Servicer Account.

Section 3.12    Reporting.

(a)          The Servicer shall complete and deliver each report set forth below to the Owner at or before the time described opposite such report:

Description of Report	Frequency of Report	Date of Reporting	Comments

Monthly Remittance Report	Monthly	Remittance Date	Sent electronically
Tax Monitoring Report	Monthly	Remittance Date	Sent electronically
Inspections	Annually	Upon receipt and review of the inspection report, the next Remittance Date	The Servicer shall commence inspection on the Mortgaged Property securing a particular Loan in the calendar year following the related Transfer Date.
Annual Independent Public Accountants’ Servicing Report	Annually	April 30th (commencing in 20[__])
Annual Statement as to Compliance	Annually	April 30th (commencing in 20[__])	Deliver a Servicing Officer’s certificate(b)

The Servicer shall have no obligation to perform any economic calculations or threshold tests required under the Loan Documents, including, but not limited to, financial statement analysis, financial covenants, lockbox triggers, debt service coverage tests, rent roll changes or debt yield triggers. The Owner shall perform any and all economic calculations or threshold tests under the Loan Documents and may direct the Servicer to make any necessary changes to servicing the Loans in accordance with the Loan Documents and Accepted Servicing Practices. The Servicer shall not be responsible for any changes to servicing such Loan until it has received such written direction from the Owner.

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Section 3.13     Record Title to Loans.

The Servicer shall not hold record title to any Mortgage, any Note or any other Loan Document. The Servicer shall not be required to prepare or record any assignment of mortgage pursuant to this Section, nor shall the Servicer be required to pay any recording fees associated with recording any assignment of mortgage. Notwithstanding the foregoing, the Servicer shall cooperate with the Owner’s reasonable requests for information in connection with the Owner’s preparation and recordation of any and all assignments of the Mortgage. The Servicer shall prepare and record any UCC continuations pursuant to this Agreement, provided,the Servicer shall not be required to pay any recording fees or continuation fees, all of which shall be at the Owner’s expense.

Section 3.14     Access to Certain Documentation.

The Servicer shall also provide the Owner with access to its internet website so the Owner may access Loan information. In connection with providing access to the Servicer’s internet website, the Servicer may require registration and the acceptance of a disclaimer and certain terms and conditions of use.

Section 3.15     Further Assignment or Participation.

The Owner shall, if the Owner elects to assign or participate any interest in a Loan, provide written notice to the Servicer at or prior to closing, with respect to the Non-Exempt Person status of any new or successor participant or owner (including any evidence satisfactory to the Servicer substantiating that it is not a Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to such Loan) and will require that such Person provide evidence of compliance with United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended, renewed or extended from time to time, and the rules and regulations promulgated thereunder from time to time and in effect.

Section 3.16     Inspections.

Servicer shall perform or cause to be performed a physical inspection of each Property (i) annually or (ii) at such other frequency as required by Owner (which may be less frequently than annually, but may be upon request of Owner), and additionally, at such time as (a) Owner reasonably requests such an inspection, or (b) Servicer determines that it is prudent or required pursuant to Accepted Servicing Practices to conduct such an inspection. Servicer shall prepare a written report of each such inspection in accordance with the guidelines for inspection provided by Owner and shall promptly deliver a copy of such report to Servicer. Any reasonable expenses incurred by Servicer in connection with any such inspection (including any expenses related to travel and lodging and any charges incurred through the use of a qualified third party to perform such services) shall be paid by Servicer as a Servicing Expense or charged to the applicable Borrower at the discretion of Servicer or as directed by Owner if the Loan Documents permit such expenses to be recovered from the Borrower. Servicer shall be responsible for monitoring the completion of any necessary repairs and/or construction progress at any Property.

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ARTICLE 4

SERVICING DEFAULTED LOANS

Section 4.01         Determination of Loan as a Defaulted Loan

(a)          Upon determining that a Loan has become a Defaulted Loan, the Servicer shall notify the Owner in writing. The Owner shall make all decisions with respect to asset management of such Defaulted Loan, including, but not limited to, developing any asset status report, obtaining appraisals, making and implementing a foreclosure determination, assessing any environmental issues or concerns and taking title and management of the property.

(b)          Pursuant to this Section 4.01(b), the Servicer shall continue to deposit and withdraw funds from the Servicer Account pursuant to Sections 3.05 and 3.06 and monitor taxes, insurance and reserves pursuant to Sections 3.08 and 3.09 on the Defaulted Loan. Notwithstanding anything to the contrary in this Agreement, with respect to the related funds for the Defaulted Loan, the Servicer shall make remittances from the Servicer Account in accordance with Sections 3.06 and 3.07 and the related Escrow Account in accordance with Section 3.08, but such remittances shall be solely based on the Owner’s written direction. Any requests by a Borrower, pursuant to Section 3.10 with respect to the Defaulted Loan, shall be promptly forwarded to the Owner for analysis, approval and closing. The Servicer shall not be responsible for any other actions and shall take no other action in connection with the Defaulted Loan.

Section 4.02         Realization Upon Defaulted Loans.

(a)          Any Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds received in respect of a Loan or the related Mortgaged Property or Pledged Property shall be deposited to the Servicer Account pursuant to Section 3.05(c) hereof and applied pursuant to Section 3.06(a) hereof.

(b)          The Servicer shall not obtain title to a Mortgaged Property or Pledged Property as a result of a foreclosure, deed in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of any Mortgaged Property or Pledged Property.

(c)          The Owner shall notify the Servicer when a Defaulted Loan becomes an REO Mortgage Loan. The Servicer shall no longer service the Defaulted Loan once it has become an REO Mortgage Loan and such REO Mortgage Loan shall no longer appear on the Monthly Remittance Report.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES; LIABILITY

Section 5.01         Representations, Warranties and Agreements of the Owner.

The Owner, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Servicer as of the date hereof and as of each Transfer Date:

(a)          The Owner is a duly organized, validly existing and in good standing under the laws of the state or jurisdiction where it has its principal place of business and has all licenses necessary to carry on its business as now being conducted;

(b)          The Owner has the full company power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments to be delivered pursuant to this Agreement) by the Owner and the consummation by the Owner of the transactions contemplated hereby have been duly and validly authorized;

(c)          This Agreement and all agreements contemplated hereby to which the Owner is or will be a party constitute the valid, legal, binding and enforceable obligation of the Owner, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and all requisite company action has been taken by the Owner to make this Agreement and all agreements contemplated hereby to which the Owner is or will be a party valid and binding upon the Owner in accordance with their terms and conditions; and

(d)          Each Critical To Board Package and Servicing File delivered to the Servicer in connection with any Transfer Date is as of such Transfer Date, complete and accurate in all material respects.

Section 5.02         Representations. Warranties and Agreements of the Servicer.

The Servicer, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Owner as of the date hereof and as of each Transfer Date:

(a)          The Servicer is a [_________] duly organized, validly existing and in good standing under the laws of the United States of America and has all material licenses necessary to carry on its business as now being conducted;

(b)          The Servicer has the full [_________] power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby by the Servicer have been duly and validly authorized;

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(c)          This Agreement and all agreements contemplated hereby to which the Servicer is or will be a party constitute the valid, legal, binding and enforceable obligations of the Servicer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and all requisite corporate action has been taken by the Servicer to make this Agreement and all agreements contemplated hereby to which the Servicer is or will be a party valid and binding upon the Servicer in accordance with their terms and conditions; and

(d)          Servicer has the requisite experience and expertise in servicing loans of the same type and size as the Loans and secured by properties of the same type and state as the Mortgaged Properties. Servicer has the facilities, procedures and experienced personnel necessary for the sound servicing of the Loans in accordance with industry standards.

(e)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory, tax, accounting or licensing body or other body is required for the due execution and delivery by the Servicer of this Agreement and the performance of its obligations hereunder and thereunder.

(f)          There are no regulatory or other actions, suits or proceedings pending, or to the best of the Servicer’s knowledge, threatened, against or affecting the Servicer, or any of its properties, in or before any court, arbitrator or governmental authority or regulatory, accounting, tax or licensing body or other body. Servicer is not in default with respect to any order, writ, judgment, award, injunction or decree of any court or arbitrator, or any regulatory, tax, accounting or licensing body or governmental authority, binding on it or affecting it or any of its assets or properties.

(g)          The Servicer has complied in all material respects with all Laws.

(h)          The principal place of business and chief executive office of the Servicer and the office where it keeps all of its records are set forth in Section 8.01.

Section 5.03         Remedies for Breach of Representations and Warranties by the Servicer.

Upon the breach of the representations and warranties set forth in Section 5.02 that materially and adversely affects the interests of the Owner and which continues unremedied for a period of ten (10) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by the Owner, the Servicer shall, at the Owner’s option, be terminated; provided, however, that with respect to any such breach which is not curable within such ten (10) day period, the Servicer shall have an additional cure period of thirty (30) days so long as the Servicer has commenced to cure within the initial ten (10) day period and provided the Owner with an Servicing Officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure. For purposes of this Section 5.03, the Servicer shall be deemed to have cured a breach if (a) the Servicer has caused the related representation or warranty to be true as of the date of such cure, or (b) as determined by Owner, there is no material adverse consequence resulting from the failure of such representation or warranty to have been true or accurate as of the relevant Transfer Date.

Section 5.04         Affirmative Covenants of Servicer.

Servicer hereby agrees that:

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(a)          Servicer will comply in all material respects with all Laws, whether now existing or hereafter enacted.

(b)          Servicer will notify Owner in writing of any of the following promptly upon (and in any event no later than five days after) learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(A)         Judgments and Proceedings. The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding by or against Servicer.

(B)         Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a material adverse effect on Servicer or any Loan being serviced hereunder.

(c)          Servicer will, from time to time during regular business hours as requested by Owner upon reasonable notice, at reasonable intervals and at Borrower’s expense, permit Owner or its representatives: (i) to examine and make copies of and abstracts from all records in the possession or under the control of Servicer relating to the Mortgaged Property or Pledged Property, including, without limitation, the documents included in the files relating to any Loans; (ii) to examine the systems used in the processing, administration and servicing of such Loans, including, without limitation, Servicer’s record-keeping, accounting, auditing and other internal control systems related thereto; and (iii) to visit the offices and properties of Servicer for the purpose of examining such materials and systems described above, and to discuss matters reasonably requested by Owner and relating to Servicer’s financial condition or the Loans, or any Person’s performance under any of the Loans, or any Person’s performance under any of the documents and, in each case, with any of the directors, representatives, agents, officers or employees of Servicer having knowledge of such matters.

(d)          Servicer will timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under any of the Loan Documents.

(e)          Servicer will perform its obligations and undertakings under and pursuant to this Agreement.

(f) Owner may direct Servicer to take or cause to be taken such steps as are necessary to maintain perfection of the security interest of Owner in Mortgaged Property or Pledged Property. Servicer and Borrower shall, at the direction of Owner, take any action necessary to preserve and protect the security interest of Owner in the Mortgaged Property or Pledged Property.

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Section 5.05          Negative Covenants of Servicer

Servicer hereby agrees that:

(a)          Servicer shall not create, incur, assume or suffer to exist any claim, lien or other encumbrance upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Mortgaged Property or Pledged Property, or assign any right to receive income with respect thereto.

(b)          Servicer shall not make any change in the character of its business, or in the Accepted Servicing Practices, that would impair the collectability of the Loans unless it has received the prior written consent of Owner with respect to such change, which consent Owner may give or withhold in its sole discretion.

(c)          Servicer shall not direct any Borrower or any other Person required to make or otherwise making any payments with respect to a Loan to make any such payments to any account or Person other than to Servicer or the Servicer Account, unless it has received prior written consent from Owner with respect to the making of any such payment to any such other account or Person, which consent Owner may give or withhold in its sole discretion.

(d)          Servicer shall not waive, modify, release, or consent to postponement on the part of a Borrower of any term or provision of any Loan Documents except in accordance with the Accepted Servicing Practices.

Section 5.06         Merger or Consolidation of the Servicer.

(a)          The Servicer shall keep in full effect its existence, rights and franchises under the laws of the United States of America except as permitted in this Section 5.06, and shall maintain its compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to protect the validity and enforceability of this Agreement, and to perform its duties under this Agreement.

(b)          Any Person into which the Servicer may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 5.07         The Servicer May Resign.

The Servicer may resign from its duties and obligations hereunder upon thirty (30) days prior written notice thereof to the Owner.

Section 5.08         Assignment or Transfer of Servicing.

The Servicer may assign or transfer this Agreement to a new servicer, provided such successor is subject to the prior approval of the Owner, which may be withheld in Owners sole discretion, and such successor shall have assumed the Servicer’s responsibility and obligations under this Agreement.

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Section 5.09        Liability of the Owner and the Servicer.

The Owner and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by the Owner or the Servicer herein.

Section 5.10        Limitation on Liability of the Servicer and Others.

(a)         Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to the terms of this Agreement or for errors in judgment (not constituting gross negligence, fraud, intentional misconduct or bad faith); provided, however, that this provision shall not protect the Servicer or any of the agents of the Servicer against any liability (i) resulting from any material breach of any representation or warranty made herein, or from any liability specifically imposed on the Servicer herein; or (ii) that would otherwise be imposed against it or them by reason of gross negligence, fraud, intentional misconduct or bad faith in the performance of the Servicer’s, or such officers’, employees’ or agents’, duties or by reason of violation or breach of the obligations or duties of the Servicer or such officers, employees or agents hereunder. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any officer of the Owner respecting any matters arising hereunder.

(b)         The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Loans in accordance with this Agreement and that in its reasonable opinion may involve it in any significant expenses or liability; provided, however, that the Servicer may, with the prior written consent of the Owner, undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto or the interest of the Owner hereunder. In such event, the reasonable and necessary legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable so long as Owner has preapproved such cost or expense, the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand or by withdrawal from general funds on deposit in the Servicer Account pursuant to Section 3.06(a)(iii). The Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder or be liable hereunder with respect to any action or inaction taken in accordance with the direction or consent of the Owner, so long as any such action directed or consented to is not performed with negligence.

Section 5.11        Indemnification by the Servicer and the Owner.

(a)        The Servicer shall indemnify the Owner and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain by reason of a breach by the Servicer of any representation or warranty made in Section 5.02 hereof, by reason of the Servicer’s failure or breach in the performance of its duties under this Agreement or by reason of any negligence, fraud, intentional misconduct or bad faith in performance of its obligations or duties under this Agreement. The provisions of this Section 5.11(a) shall survive the termination of this Agreement.

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(b)        The Owner shall indemnify the Servicer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses, arising or resulting solely and directly from any action or inaction taken, that the Servicer may sustain (i) by reason of a breach by the Owner of any representation or warranty made in Section 5.01 hereof, (ii) by reason of the Owner’s gross negligence, fraud, intentional misconduct or bad faith in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations or duties under this Agreement or (iii) by reason of any Critical To Board Package or Servicing File delivered to the Servicer containing any intentional and material misstatement or omission, other than in each case by reason of the Servicer’s performance of its duties under this Agreement. The provisions of this Section 5.11(b) shall survive the termination of this Agreement.

ARTICLE 6

DEFAULT

Section 6.01        Events of Default.

If one or more of the following events (each an “Event of Default”) shall occur and be continuing:

(a)          the Servicer shall fail to remit to the Owner or deposit in the Servicer Account or the Escrow Account any amount required to be so remitted or deposited under the terms of this Agreement and such failure shall continue unremedied for a period of three (3) Business Days following receipt by the Servicer of written notice of such failure from the Owner;

(b)          the Servicer shall fail to duly observe or perform in any material respect any other covenant or agreement on the part of Servicer set forth in this Agreement and such failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; provided, however, that with respect to any such failure which is not curable within such ten (10) day period, the Servicer shall have an additional cure period of thirty (30) days to effect such cure so long as the Servicer has commenced to cure such failure within the initial ten (10) day period and has, as determined by the Owner in its reasonable discretion, diligently pursued, and is continuing to pursue, a full cure;

(c)          a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

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(d)          the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(e)          the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

then, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations (but not the liabilities or rights that accrued prior to such termination) of the Servicer under this Agreement. In the event of such termination, all authority and power of the Servicer under this Agreement, whether with respect to the Loans or otherwise, shall, in accordance with Section 7.02 hereof, pass to and be vested in the Owner or the successor to the Servicer appointed pursuant to Section 7.02 hereof.

ARTICLE 7

TERMINATION

Section 7.01        Termination Without Cause.

Notwithstanding anything herein contained to the contrary, upon thirty (30) days written notice to the Servicer, the Owner may, without cause and for whatever reason, and at the Owner’s sole option, terminate this Agreement and any rights and obligations the Servicer may have hereunder as to the Loans; provided, with respect to the termination of the servicing of one or more individual Loans under this Agreement, without cause and for whatever reason, the Owner shall only be required to provide at least five (5) Business Days’ notice to the Servicer of such termination under this Agreement. Any such notice of termination shall be in writing and delivered to the Servicer as provided in Section 8.01 hereof. After delivery of such notice to the Servicer, the Owner shall arrange for the transfer of servicing to another party, and the Servicer shall continue servicing the other Loans under this Agreement until the Owner gives the Servicer notice of the appointment of a successor servicer and of the transfer of such servicing in accordance with Section 7.02 hereof. In connection with any termination pursuant to this Section 7.01, the Owner shall reimburse the Servicer for its reasonable, out of pocket unreimbursed costs and expenses associated with the transfer of servicing and of the Servicing Files.

Section 7.02        Successor to the Servicer.

(a)         In the event that the Servicer resigns or is terminated pursuant to Section 5.03, Section 5.05, Section 6.01 or Section 7.01 herein, the Servicer shall, at the Owner’s option, perform such duties and responsibilities hereunder during the period from the date it acquires knowledge of such termination or resignation until the effective date of such termination or resignation (if such dates are not the same) with the same degree of diligence and prudence that it is obligated to exercise under this Agreement.

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(b)          Any termination of this Agreement or resignation or termination of the Servicer pursuant to Section 5.03, Section 5.05, Section 6.01 or Section 7.01 herein shall not affect any claims that the Owner or the Servicer may have against the other, with respect to the period prior to any such termination or resignation.

(c)          Upon the appointment by the Owner of a successor servicer following the Servicer’s termination or resignation (the Owner shall provide to the Servicer the name, address and wiring instructions of such successor servicer), the Servicer shall promptly deliver to such successor servicer the funds in the Servicer Account (net of all unpaid Servicing Fees and unreimbursed costs and expenses under this Agreement) and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder with respect to the Loan(s) so affected and the Servicer shall account for all funds. Upon the appointment by the Owner of a successor servicer following the termination or resignation of the Servicer, the Owner shall reimburse the Servicer for all unpaid Servicing Fees and unreimbursed costs and expenses under this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.01         Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when: (a) with respect to notices, written direction, approvals or consents required under Article 3 and Article 4, delivered by email, with an email confirmation of receipt back from the receiving party, shall be acceptable and (b) personally delivered at or mailed by first class mail, postage prepaid, or by recognized overnight courier (with a copy delivered by email to the email address provided by the Owner or the Servicer) and (x) in the case of hand delivery, at the time of delivery, (y) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, or (z) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, in each case, to the addresses specified below, and shall be deemed to have been duly given when delivered to:

If to the Owner:

Harvest Residential Loan Acquisition, LLC

Attention: David Lehman

777 Third Avenue, Suite 19B

New York, NY 10017

E-mail: David.Lehman@candlewoodgroup.com

With a copy to:

Direct Access Capital, LLC

Attention: Noah Martin

1601 Elm Street, 33rd Floor

Dallas, Texas 75201

E-mail: noahm@dacapital.biz

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If to the Servicer:

Groundfloor Finance Inc.
Attention:	Rich Pulido
75 5th St. – Suite 2070
Atlanta, GA 30308
E-mail: rich@groundfloor.us

With a copy to:

Attention:

Facsimile Number:

E-mail:

or such other address as may hereafter be furnished to the other parties by like notice.

Section 8.02         Severability Clause.

(a)          Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which prohibits or renders void or unenforceable any provision hereof.

(b)          If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall, in good faith, negotiate an agreement the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 8.03        Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 8.04        Governing Law: Venue.

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of Texas without regard to any conflicts of law principles. The parties hereby agree that all disputes arising hereunder shall be submitted to and hereby subject themselves to the jurisdiction of the courts of competent jurisdiction, state and federal, in the County of Dallas, Texas.

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Section 8.05         Protection of Confidential Information.

The Servicer will keep confidential and shall not divulge to any party, without the Owner’s prior written consent, any non-public information pertaining to the Loans or any Borrower thereunder, except as required pursuant to this Agreement and except to the extent that it is necessary and appropriate for the Servicer to do so in working with legal counsel, auditors, taxing authorities, regulatory authorities or other governmental agencies or in accordance with Accepted Servicing Practices. Once the Owner has granted consent, the Servicer is permitted to provide information to such party to the full extent of the permission until such time as the Owner sends written notice requesting the Servicer no longer divulge confidential information.

Section 8.06         Intention of the Parties.

It is the intention of the parties that the Owner is conveying, and the Servicer is receiving, only a contract for servicing the Loans. Accordingly, the parties hereby acknowledge that the Owner remains the sole and absolute owner of the Loans and all rights related thereto and nothing herein shall be deemed or construed to create a partnership or joint venture between the parties hereto and the Servicer’s services are rendered as an independent contractor and not as an agent for the Owner.

Section 8.07         Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Servicer and the Owner and the respective permitted successors and assigns of the Servicer and the Owner.

Section 8.08        Waivers.

The Owner may waive (which waiver must be in writing) any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 8.09         Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

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Section 8.10         Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.11         Further Agreements.

The Servicer and the Owner each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 8.12        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PARTY HERETO PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 8.13         Amendment.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Owner and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

OWNER:

HARVEST RESIDENTIAL LOAN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Noah Martin
Name:	Noah Martin
Title:	CIO

SERVICER:

GROUNDFLOOR FINANCE INC. a
GEORGIA CORPORATION

By:	/s/ Richard Pulido
Name:	Richard Pulido
Title:	SVP

EXHIBIT “A”

CRITICAL TO BOARD

1.	Promissory Note

2.	Loan Agreement (if applicable)

3.	Guaranty

4.	Security Instrument (Mortgage/Deed of Trust/ Deed to Secure Debt or Pledge Agreement)

5.	Cash Management Agreement (if applicable)

6.	Pre-funding Insurance Review Documentation and Insurance Certificates

7.	Legal Description

8.	Reserve Agreement (if applicable)

9.	Post-Closing Obligations (if applicable)

10.	Closing Statement/Sources & Uses

11.	Closing Worksheet/Escrow Summary (Exhibit II)—to include property address and borrower contact information; name, address, phone and fax (and email address if available)

12.	Owner’s Asset Summary

13.	Borrower Tax ID

14.	Work or Construction Schedule and Contracts (if applicable)

15.	Interest Rate Cap Agreement (if applicable)

16.	Approved Operating Budget (if applicable)

17.	Ground Lease (if applicable)

In addition to the above, Owner shall provide Servicer with such documentation in Owner’s possession as to Borrower, the Loan and the Mortgaged Property as may be necessary for Servicer to perform the obligations set forth herein.

EXHIBIT “B”

MONTHLY REMITTANCE REPORT

[HARVEST RESIDENTIAL LOAN ACQUISITION, LLC MONTHLY REPORTING FORM

TO BE INCLUDED]